EXHIBIT 99

CONTACT:  John R. Ferry
                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

     SOUTHFIELD, Mich., January 17, 1995 -- Chrysler Financial Corporation
(CFC) today reported 1994 net earnings of $195 million, compared to net earnings of $129 million in 1993 which were adversely affected by $30 million for the adoption of new accounting standards.

     Thomas W. Sidlik, Chairman of CFC, said the 1994 net earnings increase is the result of three factors: a higher volume of automotive financing, improved credit loss experience and lower costs of bank facilities. These factors were partially offset by continuing rate pressure on automotive consumer lending margins.

     At December 31, 1994, CFC was managing $35.0 billion in receivables, up $6.8 billion from a year ago. The company's total assets at December 31, 1994, were $16.6 billion, up $2.3 billion from a year ago. The increase in receivables managed and total assets is the result of the company's higher volume of automotive financing.

     Chrysler Credit, CFC's core automotive finance operation, was managing $32.2 billion in receivables at year end 1994, compared to $25.0 billion a year ago, an increase of 29 percent.

     During 1994, Chrysler Credit financed at wholesale 1.6 million vehicles representing 73 percent of Chrysler's new U.S. factory shipments, compared to
1.5 million vehicles or 75 percent in 1993.

     Chrysler Credit's retail automotive financing volume in 1994 was 525,000 new passenger cars, trucks and minivans representing 24 percent of Chrysler's U.S. retail deliveries, compared to 516,000 or 25 percent in 1993.

     Chrysler Insurance, an automotive related insurance operation, had direct insurance premiums written of $174 million during 1994, compared to $151 million in 1993.

                                   (more)
(195)

     CFC's nonautomotive operations, consisting of Chrysler Capital, a commercial leasing and lending unit, and Chrysler First Business Credit, a small business loan operation, were managing $2.8 billion in receivables at December 31, 1994. A year ago, the company's nonautomotive operations were managing $3.3 billion in receivables.

     In 1994 capital markets activity, Chrysler Financial received net proceeds of $6.2 billion from eight new placements of U.S. and Canadian securities backed by retail automotive receivables, and raised $1.35 billion of funding from three new long term revolving arrangements for dealer inventory financing. In other capital markets activity, the company sold in excess of $1.0 billion of U.S. medium term notes; raised $450 million in two underwritten debt offerings; and raised $150 million in private term placements. Additionally, Chrysler Credit Canada Ltd., CFC's Canadian automotive finance subsidiary, re-established its medium note program in October and sold C$77 million by year end. At the close of the year, CFC had commercial paper outstanding in the U.S. and Canada of $4.3 billion, compared to $2.8 billion a year ago.

     During 1994, all four U.S. rating agencies continued raising their investment grade ratings of CFC's debt securities and commercial paper. Plus, both Canadian rating agencies raised the ratings of Chrysler Credit Canada's long term debt and commercial paper.

     In the second quarter, CFC successfully put in place new U.S. and Canadian bank facilities which replaced existing facilities scheduled to expire in 1995. These facilities consist of $5.2 billion of revolving credit agreements which expire in May 1998, and $1.7 billion of receivable sale agreements. As of December 31, 1994, none of these facilities had been utilized.

     Shortly after the close of the third quarter, John P. Tierney, 63, announced he would retire December 31, 1994, after seven years as Chairman of Chrysler Financial and 31 years in the automotive industry. Sidlik, 45, a Vice President of Chrysler Corporation, was appointed Chairman of CFC effective November 7, 1994.

                                   - 0 -

                                FINANCIAL STATEMENTS
                                 CHRYSLER FINANCIAL
                        FOR THE YEAR ENDED DECEMBER 31, 1994

                  Chrysler Financial Corporation and Subsidiaries

Highlights

(in millions of dollars)

                                                        Year Ended December 31,
                                                           1994        1993
After-Tax Earnings:

  Earnings before changes in accounting principles      $    195   $    159
  Cumulative effect of accounting changes                     --        (30)
    Net earnings                                        $    195   $    129


Automotive Financing Volume:

  Retail                                                $ 16,572   $ 13,910
  Wholesale and other                                     53,864     45,856
    Total automotive financing volume                   $ 70,436   $ 59,766

- ---------------------------------------------------------------------------
                                                            December 31,
                                                          1994       1993
Finance Receivables Managed
 (Including Receivables Serviced for Others):

  Automotive financing:

    Retail                                              $ 19,362   $ 16,108
    Wholesale and other                                   12,903      8,903
      Total automotive financing                          32,265     25,011

  Nonautomotive financing                                  2,775      3,251

      Total finance receivables managed                 $ 35,040   $ 28,262

Debt Payable Within One Year                            $  5,119   $  4,080

Debt Payable After One Year                             $  5,552   $  4,355

Shareholder's Investment                                $  3,273   $  3,131

See Consolidated Financial Statements.

                Chrysler Financial Corporation and Subsidiaries

Consolidated Statement of Net Earnings
                                                              Year Ended December 31,
                                                           1994       1993       1992
                                                             (in millions of dollars)
Interest income (Notes 1, 2 and 10):

  Automotive financing:
    Retail                                               $   555    $   526    $   669
    Wholesale and other                                      523        463        429

  Nonautomotive financing                                    279        429        841

    Total interest income                                  1,357      1,418      1,939

Interest expense (Note 5)                                   (754)      (791)    (1,022)

    Interest margin                                          603        627        917

Other revenues:

  Servicing fee income                                       247        214        209
  Insurance premiums earned (Note 6)                         137        128        132
  Investment and other income (Notes 3 and 4)                243        279        295

    Interest margin and other revenues                     1,230      1,248      1,553

Costs and expenses:

  Operating expenses                                         497        463        595

  Provision for credit losses (Notes 1 and 2)                203        216        309

  Insurance losses and adjustment expenses (Note 6)          109        108        112

  Depreciation and other expenses                            106        194        242

    Total costs and expenses                                 915        981      1,258

Earnings before income taxes and cumulative
 effect of changes in accounting principles                  315        267        295

Provision for income taxes (Note 7)                          120        108        115

Earnings before cumulative effect of changes
 in accounting principles                                    195        159        180

Cumulative effect of changes in accounting
 principles (Notes 7 and 11)                                  --        (30)        51

Net Earnings                                             $   195    $   129    $   231

See Notes to Consolidated Financial Statements.


                Chrysler Financial Corporation and Subsidiaries

Consolidated Balance Sheet

                                                                 December 31,
                                                               1994       1993
                                                          (in millions of dollars)
Assets (Note 1):

Finance receivables - net (Note 2)                            $12,553   $ 9,626
Retained interests in sold receivables and other
 related amounts - net (Notes 2 and 3)                          2,251     2,620
  Total finance receivables and retained interests - net       14,804    12,246

Cash and cash equivalents (Note 4)                                174       265
Marketable securities (Note 4)                                    583       348
Dealership properties leased - net                                407       423
Equipment leased to others - net                                  104       176
Repossessed collateral                                            162       269
Amounts due from affiliated companies (Note 10)                    66      --
Other assets                                                      348       524

Total Assets                                                  $16,648   $14,251


Liabilities (Note 1):

Debt (Note 5)                                                 $10,671   $ 8,435
Accounts payable, accrued expenses and other                    1,155     1,147
Amounts due to affiliated companies (Note 10)                      --        24
Deferred income taxes (Note 7)                                  1,549     1,514
    Total Liabilities                                          13,375    11,120

Commitments and contingent liabilities (Notes 3 and 8)


Shareholder's Investment (Note 9):

Common stock - par value $100 per share:
  Authorized, issued and outstanding 250,000 shares                25        25
Additional paid-in capital                                      1,168     1,168
Retained earnings                                               2,080     1,938
    Total Shareholder's Investment                              3,273     3,131

Total Liabilities and Shareholder's Investment                $16,648   $14,251

See Notes to Consolidated Financial Statements.

                Chrysler Financial Corporation and Subsidiaries

Consolidated Statement of Cash Flows
                                                                 Year Ended December 31,
                                                               1994       1993        1992
                                                                (in millions of dollars)
Cash Flows From Operating Activities:
  Net earnings                                              $    195    $    129    $    231
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Cumulative effect of changes in accounting
     principles                                                   --          30         (51)
    Net gains from receivable sales                              (59)       (127)       (146)
    Provision for credit losses                                  203         216         309
    Depreciation, amortization and
     write-off of intangibles                                     72         118         184
    Change in deferred income taxes and income
     taxes payable                                                42          35         (71)
    Change in amounts due affiliates                             (82)        (19)        102
    Change in accounts payable, accrued
     expenses and other                                          150        (143)       (284)

  Net cash provided by operating activities                      521         239         274

Cash Flows From Investing Activities:
  Acquisitions of finance receivables                        (66,477)    (58,034)    (48,990)
  Collections of finance receivables                          27,726      22,225      22,549
  Purchases of marketable securities (Note 1)                 (2,013)     (1,551)     (3,896)
  Sales and maturities of marketable securities                2,056       1,536       3,861
  Proceeds from sales of nonautomotive assets                     --       2,375         903
  Proceeds from sales of receivables                          35,887      36,049      28,600
  Other                                                           21         300         115

  Net cash (used in) provided by investing activities         (2,800)      2,900       3,142

Cash Flows From Financing Activities:
  Change in short-term notes and affiliated borrowings         1,535       2,428          13
  Borrowings under revolving credit facilities:
   Proceeds                                                       --       4,792      43,917
   Payments                                                       --     (10,716)    (44,626)
  Proceeds from issuance of term debt                          1,762       2,305         400
  Repayment of term debt                                        (882)     (2,108)     (3,189)
  Payment of dividends                                           (40)         --          --
  Redemption of preferred stock                                   --          --         (75)
  Other                                                         (187)         (8)         55

  Net cash provided by (used in) financing activities          2,188      (3,307)     (3,505)

Change in cash and cash equivalents                              (91)       (168)        (89)
Cash and cash equivalents at beginning of year                   265         433         522

Cash and Cash Equivalents at End of Year                    $    174    $    265    $    433

See Notes to Consolidated Financial Statements.

                Chrysler Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Chrysler Financial Corporation and its domestic and foreign subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. All of the Company's common shares are owned by Chrysler Corporation (together with its subsidiaries, "Chrysler"). Amounts for prior years have been reclassified to conform with current year's classifications.

Receivable Sales

The Company sells significant amounts of automotive receivables in transactions subject to limited recourse provisions. The Company generally sells its receivables to a trust and remains as servicer for which it is paid a servicing fee. Normal servicing fees are earned on a level yield basis over the remaining terms of the related sold finance receivables. In a subordinated capacity, the Company retains excess servicing cash flows, a limited interest in the principal balances of the sold receivables and certain cash deposits provided as credit enhancements for investors.

Gains or losses from the sales of retail receivables are recognized in the period in which such sales occur. In determining the gain or loss for each qualifying sale of retail receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values on the date of sale. Gains or losses are reflected in the consolidated statement of net earnings under the caption "Investment and other income." Gains on sales of wholesale receivables are not material.

Income Recognition

Interest income from finance receivables is recognized using the interest method. Lending fees and certain direct loan origination costs are deferred and amortized to interest income using the interest method over the contractual terms of the finance receivables. Interest accrued on finance receivables at the balance sheet date is included in the consolidated balance sheet caption "Finance Receivables - net."

Recognition of interest income is generally suspended when a loan becomes contractually delinquent for periods ranging from 60 to 90 days. Income recognition is resumed when the loan becomes contractually current, at which time all past due interest income is recognized.

Property and casualty premiums are earned on a straight-line basis over the term of the respective policies.

Lease Transactions

Leasing operations consist of direct finance leases of vehicles and other equipment, leveraged leases of major equipment and real estate, and operating leases, all of which are accounted for in accordance with the classification of the leases. The related revenue is recorded as interest income. Dealership properties leased to others are stated at cost less accumulated depreciation of $120 million and $116 million at December 31, 1994 and 1993, respectively. Equipment leased to others is stated at cost less accumulated depreciation of $89 million and $164 million at December 31, 1994 and 1993, respectively.

Allowance for Credit Losses

An allowance for credit losses is generally established during the period in which receivables are acquired. The allowance for credit losses is maintained at a level deemed appropriate, based primarily on loss experience. Other factors affecting collectibility are also evaluated, and appropriate adjustments are recorded. Retail automotive receivables not supported by a dealer guaranty are charged to the allowance for credit losses net of the estimated value of repossessed collateral at the time of repossession. Nonautomotive finance receivables are reduced to the estimated fair value of collateral when loans are deemed to be impaired.

In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," effective for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as an amendment to SFAS No. 114. These new accounting standards require creditors to evaluate the collectibility of both contractual interest and principal of receivables when assessing the need for a loss accrual. The Company will adopt these standards effective January 1, 1995. Adoption of these standards is not expected to have a material impact upon the Company's results of operations or financial position.

Cash Equivalents

Temporary investments of excess borrowed funds with a maturity of less than three months when purchased are considered to be cash equivalents.

Marketable Securities

Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, the Company's debt and equity securities are classified as either available-for-sale or held-to-maturity. The Company does not hold debt or equity securities for trading. Available-for-sale securities are reported at fair value. Changes in the fair value of available-for-sale securities are recorded as an adjustment to retained earnings, net of applicable deferred taxes. Held-to-maturity securities are carried at cost adjusted for amortized premium or discount. On January 1, 1994, the adjustment of available-for-sale securities to market value resulted in a $6 million increase to retained earnings. The adjustment at December 31, 1994 resulted in a $13 million decrease to retained earnings. Prior to the adoption of SFAS No. 115, marketable securities were carried at cost, adjusted for amortized premium or discount on bonds, plus accrued interest. The Company determines realized gains and losses on securities using the specific identification method.

During 1994, the Company acquired $300 million of marketable securities in a non-cash transaction relating to the securitization of retail receivables.

Repossessed Collateral

Repossessed collateral is carried at the lower of fair value less estimated selling expenses, or cost. Repossessed collateral carrying costs and gains or losses from disposition of such assets are recognized in the period incurred. Real estate owned is carried at the lower of fair value less estimated selling expenses or cost. Fair value of real estate owned is determined by appraisal. Other factors affecting collectibility are also evaluated, and appropriate adjustments are recorded.

Term Debt and Revolving Credit Fees and Costs

Term debt commissions and expenses are amortized over the life of the related debt issue in relation to the outstanding principal balances. Up-front fees and costs incurred in connection with revolving credit facilities are deferred and amortized over the expected term of the facilities.

Derivative Financial Instruments

During 1994, the Company adopted SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The Company uses derivative financial instruments to manage its exposure arising from changes in interest rates and currency exchange rates as part of its asset and liability management program. These derivative financial instruments include interest rate swaps, interest rate caps, forward interest rate contracts, and currency exchange agreements. The Company does not use derivative financial instruments for trading purposes.

Due to changing interest rates, interest rate derivatives are used to stabilize interest margins. Interest differentials resulting from interest rate swap and cap agreements are recorded on an accrual basis as an adjustment to interest expense.

The Company hedges against borrowings denominated in currencies other than the borrowers' local currency. Such borrowings are translated in the financial statements at the rates of exchange established under the related currency exchange agreements.

Forward interest rate contracts are used to manage exposure to fluctuations in funding costs for anticipated securitizations of retail receivables. Unrealized gains or losses on forward interest rate contracts that qualify for hedge accounting treatment are deferred. Unrealized gains or losses on forward interest rate contracts that do not qualify for hedge accounting treatment are included in other income. No such amounts were recorded in 1994. Realized gains or losses are included in the determination of the gain or loss from the related sale of retail receivables.

Gains or losses on early terminations of derivative financial instruments that modify the interest rate characteristics of debt are deferred and amortized as adjustments to interest expense over the remaining term of the related borrowing.

Income Taxes

Chrysler Financial Corporation and its U.S. subsidiaries are included in Chrysler's consolidated U.S. income tax returns. The Company's provision for income taxes is determined on a separate return basis. Under the Tax Sharing Agreement between the Company and Chrysler, U.S. income taxes have been settled substantially without regard to alternative minimum tax or limitations on utilization of net operating losses and foreign tax credits.

Note 2 - Finance Receivables and Retained Interests - Net

Outstanding balances of "Finance receivables - net" were as follows:

                                                                     December 31,
                                                                   1994       1993
                                                              (in millions of dollars)
Automotive:
  Retail                                                        $  4,982    $ 3,536
  Wholesale and other (Note 10)                                    3,113      2,520
  Retained senior interests in sold wholesale receivables*         2,173        967
    Total automotive                                              10,268      7,023
Nonautomotive:
  Leveraged leases                                                 1,545      1,559
  Other commercial                                                   955      1,244
    Total nonautomotive                                            2,500      2,803
Total finance receivables                                         12,768      9,826
  Less allowance for credit losses                                  (215)      (200)
Total finance receivables - net                                 $ 12,553    $ 9,626

* Represents receivables held in trust eligible to be securitized or returned to the Company.

The Company's retained interests in sold receivables and other related amounts are generally restricted and subject to limited recourse provisions. The following is a summary of amounts included in "Retained interests in sold receivables and other related amounts - net":

                                                      December 31,
                                                    1994        1993
                                               (in millions of dollars)
Cash and investments                              $   669    $   586
Subordinated interests in receivables               1,475      1,783
Excess servicing                                      135        200
Other restricted and securitized assets               269        345
  Less allowance for credit losses                   (297)      (294)
Total retained interests in sold receivables
  and other related amounts - net                 $ 2,251    $ 2,620

Changes in the allowance for credit losses, including receivables sold subject to limited recourse provisions, were as follows:

                                                     Year Ended December 31,
                                                     1994     1993     1992
                                                    (in millions of dollars)
Balance at beginning of year                        $ 494    $ 573    $ 557
Provision for credit losses                           203      216      309
Net credit losses                                    (158)    (197)    (310)
Transfers related to nonautomotive asset sales         --      (79)      --
Other adjustments                                     (27)     (19)      17
Balance at end of year                              $ 512    $ 494    $ 573

Nonearning finance receivables, including receivables sold subject to limited recourse, totaled $282 million and $333 million, at year-end 1994 and 1993, respectively, which represented 0.86 percent and 1.21 percent of such receivables outstanding, respectively.

Contractual maturities of total finance receivables at December 31, 1994 were as follows:

                                     Automotive   Nonautomotive   Total
                                           (in millions of dollars)

Past due installments                 $     40      $   26     $    66

Due in year ending December 31:
    1995                                 7,137         245       7,382
    1996                                 1,170         201       1,371
    1997                                   860         248       1,108
    1998                                   647         215         862
    1999                                   370         179         549
Thereafter                                  44       1,386       1,430
Total finance receivables             $ 10,268      $2,500      12,768
  Less allowance for credit losses                                (215)
Total finance receivables - net                                $12,553

Actual cash flow experience will vary from contractual cash flows due to future receivable sales and prepayments.

The Company's investment in automotive and nonautomotive direct financing leases included in "Finance receivables - net" was as follows:

                                                      December 31,
                                                   1994         1993
                                               (in millions of dollars)
Aggregate future lease payments                   $ 408        $ 403
Estimated residual values                           184          186
  Less unearned income                             (139)        (173)
Net investment in direct financing leases         $ 453        $ 416

The Company's investment in leveraged leases included in "Finance receivables - net" and related deferred income taxes was as follows:

                                                      December 31,
                                                   1994         1993
                                                (in millions of dollars)
Rentals receivable (net of principal
 and interest on non-recourse debt)              $ 1,401      $ 1,425
Estimated residual values                            827          834
  Less:  Unearned income                            (588)        (604)
         Deferred investment tax credits             (95)         (96)
  Net receivable                                   1,545        1,559
  Less deferred income taxes                      (1,414)      (1,377)
Net investment in leveraged leases               $   131      $   182

The Company revised its calculations of leveraged lease cash flows to adjust for the enacted tax rate increase in 1993. This change increased 1993 earnings before income taxes by $9 million and increased the provision for income taxes by $20 million, primarily due to the adjustment of the associated net deferred tax liabilities (see Note 7 - Income Taxes).

Note 3 - Sales of Receivables

The Company sells receivables subject to limited recourse provisions. Outstanding balances of sold finance receivables, excluding retained senior interests in sold wholesale receivables, were as follows:

                                    December 31,
                                 1994          1993
                              (in millions of dollars)
Automotive:
  Retail                        $12,464       $12,027
  Wholesale                       7,589         5,389
Nonautomotive                       275           449

Total                           $20,328       $17,865

Gains or losses from the sales of retail receivables are recognized in the period in which such sales occur. Provisions for expected credit losses are generally provided during the period in which such receivables are acquired. Since the allowance for credit losses is separately provided prior to the receivable sales, gains from receivable sales are not reduced for expected credit losses. Included in "Investment and other income" are net gains before expected credit losses totaling $59 million, $127 million and $146 million for the years ended December 31, 1994, 1993 and 1992, respectively. The provision for credit losses related to such sales amounted to $130 million, $135 million and $137 million for the years ended December 31, 1994, 1993 and 1992, respectively.

The Company is committed to sell all wholesale receivables related to certain dealer accounts.

Note 4 - Securities

Contractual maturities of marketable debt securities at December 31, 1994 were as follows:

                                      Available-for-sale     Held-to-maturity
                                          securities            securities
                                      ------------------     ----------------
                                                 Fair                  Fair
                                        Cost     Value        Cost     Value
                                        ----     -----        ----     -----
                                           (in millions of dollars)
Within one year                         $ 29     $ 29         $247     $247
After one year through five years        129      125            1        1
After five years through ten years        48       45            1        1
After ten years                          118      106           19       19
  Total                                 $324     $305         $268     $268

The proceeds from sales of available-for-sale securities for the year ended December 31, 1994, were $1.6 billion. The related gross realized gains and losses were immaterial.

Information with respect to the Company's portfolio of securities, which includes investments classified as marketable securities and cash equivalents was as follows:

                                                               December 31,                     January 1,
                                                                   1994                            1994
                                                  -------------------------------------       -------------
                                                                       Gross Unrealized
                                                             Fair      ----------------                Fair
                                                  Cost       Value     Gains     Losses       Cost     Value
                                                  ----       -----     -----     ------       ----     -----
                                                                  (in millions of dollars)
Available-for-sale securities:

 Bonds - Corporate/Public Utility                 $112       $107      $  1      $  6         $ 95     $ 99
         State/Municipal                            11          9        --         2            8        8
 Government securities -
         United States and Canada                  184        172        --        12          169      171
 Preferred stocks                                   11         10        --         1            9        9
 Short-term notes                                   17         17        --        --           26       26

 Total available-for-sale securities               335        315      $  1      $ 21          307      313

   Excess of cost over fair value                  (20)                                        n/a

 Available-for-sale securities                     315        315                              307      313

Held-to-maturity securities:

 Bonds - Corporate/Public Utility                    1          1                                5        5
         State/Municipal                             5          5                                6        6
 Government securities -
         United States and Canada                   16         16                               30       31
 Asset-backed securities*                          246        246                                -        -

 Total held-to-maturity securities                 268        268                               41       42

 Total Marketable securities                       583        583                              348      355

Cash equivalents                                    37         37                              138      138

 Total securities                                 $620       $620                             $486     $493

* Money market notes purchased from trusts established in connection with the Company's securitization of retail receivables.


Note 5 - Debt

Average effective cost of borrowings was as follows:

                                                              Year Ended December 31,
                                         -------------------------------------------------------------
                                                       1994                            1993
                                         -----------------------------    ----------------------------
                                         Short-term    Term     Total     Short-term    Term     Total
                                            Notes      Debt      Debt       Notes       Debt      Debt
                                         ----------    ----     ------    ----------    ----     -----
Average effective cost of borrowings:
  United States operations                  5.5%       7.2%      7.4%         4.7%      8.0%      8.0%
  Consolidated operations                   5.5%       8.1%      8.0%         4.7%      8.8%      8.6%

Debt outstanding at December 31, 1994 and 1993 was as follows:

                                           Weighted Average
                                          Interest Rates* at         December 31,
Maturity                                  December 31, 1994      1994           1993
                                                               (in millions of dollars)
Short-term notes placed primarily in the
  open market:
    United States                                               $ 3,901        $ 2,513
    Canada                                                          414            259
    Total short-term notes (primarily
      commercial paper)                                           4,315          2,772

Senior term debt:
    United States, due
      1994                                                           --            813
      1995                                      6.3%                574            574
      1996                                      6.7%              1,602          1,053
      1997                                      6.2%                653            197
      1998                                      6.3%                943            696
      1999                                      9.4%              1,227            797
Thereafter                                      7.3%                994            969
  Total United States                                             5,993          5,099
  Canada, due 1994-1998                        10.0%                 78             42
    Less unamortized discount                                         2              2
Total senior term debt                                            6,069          5,139

Subordinated term debt - United States:

  Senior, due 1994-1995                         8.3%                 27             77

Mexico borrowings and other                                         260            447

Total debt                                                      $10,671        $ 8,435

* The weighted average interest rates, including the effects of interest rate exchange agreements, have been calculated on the basis of rates in effect at December 31, 1994 including $1,184 million of variable rate senior term debt.

Interest paid by the Company for the years ended December 31, 1994, 1993 and 1992 amounted to $733 million, $847 million and $1,250 million, respectively.

The Company has contractual debt maturities of $5.1 billion in 1995 (including $4.3 billion of short-term notes), $1.7 billion in 1996, $0.7 billion in 1997, $1.0 billion in 1998, $1.2 billion in 1999 and $1.0 billion in years thereafter. Short-term notes outstanding at December 31, 1994 had an average remaining term of 31 days.

The Company manages its exposure arising from changes in interest rates and currency exchange rates by utilizing derivative financial instruments. These derivative financial instruments include interest rate swaps, interest rate caps, forward interest rate contracts, and currency exchange agreements (see
Note 12 - Financial Instruments).

Credit Facilities

During 1994, the Company replaced its revolving credit and receivable sale agreements which were originally scheduled to expire in 1995. The Company's current credit facilities, which expire in 1998, consist of $4.6 billion of U.S. and $.6 billion of Canadian credit facilities. The Company's automotive receivable sale agreements consist of a $1.5 billion U.S. agreement (of which $.5 billion expires in 1995, and $1.0 billion expires in 1998) and a $.2 billion Canadian agreement (of which $.1 billion expires in 1995, and $.1 billion expires in 1998). These agreements contain restrictive covenants, which, among other things, require the Company to maintain a minimum net worth of $1.5 billion. As of December 31, 1994, no amounts were outstanding under the Company's revolving credit or receivable sale agreements.

Note 6 - Reinsurance Arrangements and Reserves

The Company enters into various reinsurance contracts with other insurance enterprises or reinsurers to reduce the losses that may arise from catastrophes or other events. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to fulfill their obligations could result in losses to the Company.

The amounts reported as "Insurance premiums earned" are net of related ceded reinsurance premiums of $40 million, $46 million and $36 million for the years ended December 31, 1994, 1993 and 1992, respectively. Amounts reported as "Insurance losses and adjustment expenses" are net of related reinsurance loss and loss adjustment expenses of $28 million, $38 million and $35 million for the years ended December 31, 1994, 1993 and 1992, respectively.

Included in "Accounts payable, accrued expenses and other" are net unearned insurance premiums and net reserves for insurance losses and adjustment expenses as follows:

                                                                 December 31,
                                                              1994         1993
                                                           (in millions of dollars)
Direct and assumed unearned premiums                          $  68       $  69
Reinsurance ceded                                                (8)         (9)
Net unearned premiums                                         $  60       $  60

Direct and assumed reserve for insurance losses
 and adjustment expenses                                      $ 225       $ 221
Reinsurance ceded                                               (44)        (48)
Net reserve for insurance losses and adjustment expenses      $ 181       $ 173

Changes in the net reserve for unpaid losses and loss adjustment expenses net of reinsurance, salvage and subrogation for Chrysler Insurance Company's property and casualty operations were as follows:

                                                      Year Ended December 31,
                                                      1994      1993    1992
                                                     (in millions of dollars)
Balance at beginning of year (net of reinsurance
 ceded of $47 million, $38 million and
 $29 million)                                         $ 166    $ 142    $117

Incurred related to:
  Current year                                          115      113      98
  Prior years                                            (8)     (11)      3

Total incurred                                          107      102     101

Paid related to:
  Current year                                          (42)     (37)    (35)
  Prior years                                           (54)     (41)    (41)

Total paid                                              (96)     (78)    (76)

Balance at end of year (net of reinsurance
 ceded of $44 million, $47 million and
 $38 million)                                         $ 177    $ 166    $142

Note 7 - Income Taxes

Chrysler Financial Corporation and its U.S. subsidiaries are included in Chrysler's consolidated U.S. income tax returns. The Company's provision for income taxes is determined on a separate return basis. Under the Tax Sharing Agreement between the Company and Chrysler, U.S. income taxes have been settled substantially without regard to alternative minimum tax or limitations on utilization of net operating losses and foreign tax credits.

The provision for income taxes in the consolidated statement of net earnings includes the following:

                                                   Year Ended December 31,
                                                1994        1993        1992
                                                  (in millions of dollars)
Current tax expense:
  United States                                $  86       $  61       $ 130
  State and local                                 10           3           6
  Foreign                                         22          13          20
    Total current tax expense                    118          77         156
Deferred tax expense (credit):
  United States                                   (8)         (2)        (43)
  State and local                                 11          11           5
  Foreign                                         (1)         --          (3)
    Total deferred tax expense (credit)            2           9         (41)
Effect of restating deferred taxes for
 enacted U.S. tax rate increase including
 leveraged leases (Note 2)                        --          22          --

Total provision for income taxes               $ 120       $ 108       $ 115

Effective January 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which resulted in a favorable cumulative effect of the change in accounting principle of $51 million.

Income taxes paid by the Company for the years ended December 31, 1994, 1993 and 1992 amounted to $27 million, $82 million and $172 million, respectively. Included in these amounts are taxes paid (net of refunds) to Chrysler under the Tax Sharing Agreement of $15 million, $63 million and $141 million, in 1994, 1993 and 1992, respectively.

The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory income tax rate to earnings before income taxes and cumulative effect of changes in accounting principles, as follows:

                                                     Year Ended December 31,
                                                  1994        1993        1992
                                                    (in millions of dollars)
Tax at U.S. statutory rate                       $ 110       $  93       $ 101
State and local income taxes                        14           9           7
Amortization of investment tax credits              (1)         (2)         (5)
Income not subject to taxes                         (2)         (2)         (4)
Purchase accounting adjustments                      2          (5)         19
Leveraged lease rate adjustments                    (6)         (8)         (5)
Rate adjustment of U.S. deferred tax assets
 and liabilities                                    --          22          --
Other                                                3           1           2

Total provision for income taxes                 $ 120       $ 108       $ 115

Effective tax rate                                38.1%       40.5%       39.0%
Statutory tax rate                                35.0%       35.0%       34.0%


The tax-effected temporary differences which comprise deferred tax assets and liabilities were as follows:

                                           December 31, 1994               December 31, 1993
                                        -----------------------         -----------------------
                                        Deferred     Deferred           Deferred     Deferred
                                           Tax          Tax                Tax          Tax
                                         Assets     Liabilities           Assets    Liabilities
                                        ---------   -----------         ---------   -----------
                                                        (in millions of dollars)
Provision for losses                      $178         $   --              $161        $   --
Leasing transactions                        --          1,654                --         1,611
State and local taxes                       --            100                --            85
Postretirement benefits other
  than pensions                             17             --                17            --
Other                                       83             73                62            58
  Total                                   $278         $1,827              $240        $1,754

Note 8 - Commitments and Contingent Liabilities

Various legal actions are pending against Chrysler Financial Corporation and certain of its subsidiaries, some of which seek damages in large or unspecified amounts and other relief. The Company believes each proceeding constitutes routine litigation encountered in the normal course of business. Although the ultimate amount of liability with respect to such matters cannot be determined at December 31, 1994, the Company has established reserves which it believes will be sufficient to cover these matters. After giving effect to these reserves, management believes the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

The Company is obligated under terms of noncancelable operating leases for the majority of its office facilities and equipment, as well as for a number of dealership facilities which are subleased to Chrysler-authorized automotive dealers. These leases are generally renewable and provide that certain expenses related to the properties are to be paid by the lessee.

Future minimum lease commitments under the aforementioned leases with remaining terms in excess of one year are as follows:

           Year Ending December 31,         (in millions of dollars)
           1995                                     $ 45
           1996                                       41
           1997                                       36
           1998                                       29
           1999                                       23
           Thereafter                                 85
           Total                                    $259

Future minimum lease commitments have not been reduced by minimum sublease rentals of $185 million due in the future under noncancelable subleases.

Rental expense for operating leases for the years ended December 31, 1994, 1993 and 1992 was $53 million, $58 million and $69 million, respectively. Sublease rentals of $42 million were received in 1994, 1993 and 1992.

The Company is contingently liable for guarantees totaling $113 million at December 31, 1994 provided in connection with an automotive receivable funding arrangement.

Note 9 - Shareholder's Investment

Shareholder's Investment is summarized as follows:

                                                               Additional                         Total
                                       Preferred    Common       Paid-in        Retained      Shareholder's
                                         Stock       Stock       Capital        Earnings        Investment

                                                          (in millions of dollars)
Balance - December 31, 1991            $    75      $    25     $ 1,168         $ 1,574         $ 2,842

  Net earnings                              --           --          --             231             231
  Preferred stock redeemed                 (75)          --          --              --             (75)
  Preferred stock dividends                 --           --          --              (1)             (1)
  Minimum pension liability
   in excess of unrecognized
   prior service cost                       --           --          --               1               1

Balance - December 31, 1992                 --           25       1,168           1,805           2,998

  Net earnings                              --           --          --             129             129
  Minimum pension liability
   in excess of unrecognized
   prior service cost                       --           --          --               4               4

Balance - December 31, 1993                 --           25       1,168           1,938           3,131

  Net earnings                              --           --          --             195             195
  Common stock dividends                    --           --          --             (40)            (40)
  Net unrealized holding losses
   on securities                            --           --          --             (13)            (13)

Balance - December 31, 1994            $    --      $    25     $ 1,168         $ 2,080         $ 3,273


Note 10 - Transactions with Affiliates

Since 1968, the Company has had an Income Maintenance Agreement with Chrysler. The agreement provides for payments to maintain the Company's required coverage of earnings available for fixed charges at 110 percent. No payments were required pursuant to the Income Maintenance Agreement for 1994, 1993 or 1992.

Gains and losses from translating assets and liabilities outside the United States to U.S. dollar equivalents are credited or charged to Chrysler in accordance with an agreement indemnifying the Company against losses incurred as a result of foreign risks. Pursuant to this agreement Chrysler was charged $24 million in 1994, $10 million in 1993 and $20 million in 1992.

During 1994, the Company had short-term borrowings aggregating $425 million from Chrysler. The Company repaid $150 million of these borrowings, including interest, during the year. In addition, the Company loaned a total of $375 million to Chrysler in 1994. Chrysler repaid $100 million of these loans, including interest, to the Company during the year.

During 1993, the Company had short-term borrowings aggregating $500 million from Chrysler. All of these borrowings, including $11 million of interest expense, were repaid during 1993.

Certain business arrangements exist providing for guarantees from Chrysler to the Company. Pursuant to these arrangements the Company received $1 million, $8 million and $56 million in 1994, 1993 and 1992, respectively.

Pursuant to an agreement between Chrysler and Chrysler Realty Corporation, the Company received fees of $22 million in 1994, $25 million in 1993 and $28 million in 1992. These fees include charges for administrative services rendered in the management of dealership land and facilities, reimbursement of holding costs on vacant facilities, reimbursement of charges by the Company to dealer tenants for rent in amounts less than the Company pays as rent on certain leased facilities and for rent in amounts less than current market rent on certain owned facilities.

The Company provides financing related to programs sponsored by Chrysler for the sale and lease of Chrysler vehicles. Under these programs, interest rate differentials received from Chrysler are earned on a level yield basis over the term of the receivables, or if the related receivables are sold, unearned amounts are included in the calculation of gains or losses from the sale of retail receivables. In addition, the Company provides secured financing to Chrysler in the normal course of business. At December 31, 1994, $2,185 million was outstanding under these agreements compared to $1,866 million at December 31, 1993.

Note 11 - Employee Benefit Plans

The Company's retirement programs include pension plans providing noncontributory benefits and contributory benefits. The noncontributory pension plans cover substantially all employees of Chrysler Financial Corporation and certain of its consolidated subsidiaries.

Chrysler Financial Corporation and certain of its consolidated subsidiaries provide benefits based on a fixed rate for each year of service. Additionally, contributory benefits and supplemental noncontributory benefits are provided to substantially all salaried employees of Chrysler Financial Corporation and certain of its consolidated subsidiaries under the Salaried Employees' Retirement Plan. This plan provides contributory benefits based on the employee's cumulative contributions and a supplemental noncontributory benefit based on years of service and the employee's average salary during the consecutive five years in which salary was highest in the fifteen years preceding retirement. Net pension cost was $11 million for 1994, $7 million for 1993, and $8 million for 1992.

Annual payments to the pension trust fund for U.S. plans are in compliance with the Employee Retirement Income Security Act ("ERISA") of 1974, as amended. All pension trust fund assets and income accruing thereon are used solely to administer the plan and pay pension benefits. Plan assets are invested in a diversified portfolio that primarily consists of equity and debt securities. At December 31, 1994, plan assets included 216,000 shares of Chrysler common stock with a fair value of $11 million. Dividends received on the Chrysler common stock totaled $201 thousand in 1994.

The Company provides health and life insurance benefits to substantially all of its U.S. and Canadian employees. Upon retirement from the Company, employees may become eligible for continuation of these benefits. However, benefits and eligibility rules may be modified periodically. Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("OPEB"), which requires the accrual of such benefits during the years the employees provide services. The adoption of SFAS No. 106 resulted in an after-tax charge of $29 million in 1993, which represented the immediate recognition of the OPEB transition obligation of $45 million, partially offset by $16 million of estimated tax benefits. Implementation of SFAS No. 106 did not increase the Company's cash expenditures for postretirement benefits.

Effective January 1, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The adoption of this accounting standard resulted in the recognition of an after-tax charge of $1 million in 1993.

Note 12 - Financial Instruments

Derivative Financial Instruments

The Company manages its exposure arising from changes in interest rates and currency exchange rates by utilizing derivative financial instruments. These derivative financial instruments include interest rate swaps, interest rate caps, forward interest rate contracts, and currency exchange agreements. The Company manages exposure to counterparty credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. Notional amounts are used to measure the volume of derivative financial instruments and do not represent exposure to credit loss.

The Company does not use derivative financial instruments for trading purposes.

The Company enters into interest rate swap agreements to change the interest rate characteristics of its debt. Interest rate caps are utilized to reduce exposure to increases in interest rates.

Interest rate swaps related to term debt are matched with specific obligations. Interest rate swaps are also utilized to hedge against exposure to interest rate fluctuations on the anticipated issuances of commercial paper. Interest rate swaps associated with commercial paper are matched with groups of such obligations on a layered basis.

The Company also entered into a forward interest rate contract to manage its exposure to fluctuations in funding costs for an anticipated securitization of retail receivables during the first quarter of 1995. An unrealized gain of $1 million on the forward interest rate contract was deferred at December 31, 1994.

The impact of interest rate derivatives on interest expense was immaterial in 1994, 1993 and 1992.

The following table summarizes off-balance sheet interest rate derivatives and related financial instruments as of December 31, 1994 and 1993:

                                                                        Notional Amounts Outstanding
                                                                         and Weighted Average Rates
     Interest Rate Derivatives       Variable Rate       Maturing                December 31,
and Related Financial Instruments       Indices          Through              1994         1993
                                                                           (in millions of dollars)
Pay Fixed Interest Rate Swaps
  Short-term notes                                        1998               $   500    $   527

     Weighted avg. pay rate                                                     9.09%      9.08%
     Weighted avg. receive rate      Money Market                               5.98%      3.20%

  Term notes                                              1995               $    90    $   190

     Weighted avg. pay rate                                                     9.44%      9.63%
     Weighted avg. receive rate        LIBOR                                    5.81%      3.40%

Receive Fixed Interest Rate Swaps
  Term notes                                              2006               $   126    $   404

     Weighted avg. pay rate            LIBOR                                    5.84%      3.46%
     Weighted avg. receive rate                                                 9.41%      9.03%

Pay / Receive Variable Interest
 Rate Swaps
  Term notes                                              1999               $    61    $    --

     Weighted avg. pay rate            LIBOR                                    6.16%        --
     Weighted avg. receive rate       Treasury                                  6.89%        --

Pay Fixed Interest Rate Caps
  Retained Interests in
   Sold Receivables                                       1995               $   134    $   403

     Weighted avg. pay rate                                                     0.04%      0.04%
     Weighted avg. receive rate        LIBOR                                    0.14%        --

Forward Interest Rate Contract
  Retained Interests in
   Sold Receivables                                       1995               $   500    $    --

     Weighted avg. contract rate      Treasury                                  7.70%        --


Total Notional Amounts Outstanding                                           $ 1,411    $ 1,524


The Company enters into currency exchange agreements to manage its exposure arising from changing exchange rates related to specific funding transactions. The Company hedges against borrowings denominated in currencies other than the borrowers' local currency. The borrowings are translated in the financial statements at the rates of exchange established under the related currency exchange agreement. The reported amount of such currency borrowings was $734 million. If the Company had not entered into currency exchange agreements, the recorded amount of debt would have been $220 million higher at December 31, 1994.

The following table summarizes the Company's portfolio of currency derivative financial instruments as of December 31, 1994:

     Currency -                                                                                        Net
Derivative Financial       Currency                     Weighted Average      Contract or           Unrealized
     Instrument             Amount        Maturity       Interest Rate      Notional Amount            Gain
                        (in millions)                                             (in millions of dollars)
Deutsche marks -
   Fixed Rate
   Senior Term Debt         DM  500       1995-1997          7.11%               $251                  $ 79

Swiss francs -
   Fixed Rate
   Senior Term Debt         SF  260         1996             7.26%                132                    72

U.S. dollars (1) -
   Fixed Rate
   Short-term Notes         US$  78         1995             6.16%                 78                     2

   Fixed Rate
   Short-term Notes         US$ 273         1995             6.57%                273                    88

   Total                                                                         $734                  $241

(1) Amounts represent U.S. dollar funding for the Company's Canadian and Mexican operations.

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies as described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                               December 31, 1994           December 31, 1993
                                             ---------------------       ---------------------
                                             Carrying       Fair         Carrying       Fair
                                              Amount        Value         Amount        Value
                                             --------      -------       --------      -------
                                                       (in millions of dollars)
Balance Sheet financial instruments:

 Marketable securities                       $   583       $   583       $   348       $   355
 Finance receivables - net (1)               $10,555       $10,513       $ 7,651       $ 7,671
 Retained interests in sold receivables
  and other related amounts - net (2)        $ 2,210       $ 2,222       $ 2,563       $ 2,636
 Debt (3)                                    $10,877       $10,870       $ 8,541       $ 8,837
 Currency exchange agreements                $   220(4)    $   241       $   121(4)    $   145

(1) The carrying value of finance receivables excludes approximately
    $1,998 million and $1,975 million of direct finance and leveraged leases classified as "Finance receivables - net" in the Company's Consolidated Balance Sheet at December 31, 1994 and 1993, respectively. December 31, 1994 and 1993 data includes approximately $6,851 million and $5,416 million, respectively, of finance receivables which reprice monthly at current market rates. The carrying value of these finance receivables approximates fair value.

(2) The carrying value of retained interests in sold receivables and other related amounts excludes approximately $41 million and $57 million of retail lease securities at December 31, 1994 and 1993, respectively.

(3) The carrying value of debt excludes approximately $14 million and $15 million of obligations under capital leases at December 31, 1994 and 1993, respectively. December 31, 1994 and 1993 data includes approximately $5,643 million and $4,173 million, respectively, of short-term notes, term debt and other borrowings which reprice at current market rates.
    The carrying amount and fair value of debt excludes the effect of the foreign currency exchange agreements.

(4) Recorded in the balance sheet as a reduction in debt.

The carrying value of cash and cash equivalents and accounts payable approximates market value due to the short maturity of these instruments.

                                                   December 31, 1994             December 31, 1993
                                               ------------------------       ------------------------
                                               Contract or   Unrealized       Contract or   Unrealized
                                                 Notional      Gains            Notional      Gains
                                                  Amount      (Losses)           Amount      (Losses)
                                               ------------  ----------        ----------   ----------

                                                            (in millions of dollars)
Derivative financial instruments with
  off-balance sheet risk:

   Aggregate unrealized gain positions
    Interest rate swaps                         $101             $  4           $314           $ 15
    Interest rate caps                          $134             $ --           $403           $ --
   Forward interest rate contract               $500             $  1           $ --           $ --

   Aggregate unrealized loss positions
    Interest rate swaps                         $676             $(16)          $807           $(60)

Although not a counterparty to certain derivative financial instruments entered into between securitization trusts and third parties, the Company receives an indirect beneficial interest from such instruments. Such indirect beneficial interests are subject to reduction in the event of a counterparty's non-performance. If a counterparty had failed to perform at December 31, 1994, the Company would have been exposed to a $27 million loss.

The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

    Marketable Securities

    The fair value of marketable securities was estimated using quoted market prices.

    Finance Receivables - net

    The carrying value of variable rate finance receivables was assumed to approximate fair value since they are priced at current market rates. The fair value of fixed rate finance receivables was estimated by discounting expected cash flows using rates at which loans of similar maturities would be made as of December 31, 1994 and 1993, respectively.

    Retained Interests in Sold Receivables and Other Related Amounts - Net

    The fair value of excess servicing cash flows and other subordinated amounts due the Company arising from receivable sale transactions was estimated by discounting expected cash flows.

    Debt

    The fair value of public debt was determined using quoted market prices. The fair value of other long-term debt was estimated by discounting cash flows using rates currently available for debt with similar terms and remaining maturities.

    Interest Rate Swaps and Interest Rate Caps

    The fair value of the Company's existing interest rate swaps, interest rate caps and forward interest rate contract was estimated by discounting net cash flows using quoted market interest rates.

    Currency Exchange Agreements

    The fair value of currency exchange agreements was estimated by discounting expected cash flows using market exchange rates and relative market interest rates over the remaining term of the agreements.

The fair value estimates presented herein are based on pertinent information available as of the date of the consolidated balance sheet. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued since the date of the consolidated balance sheet and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Note 13 - Revenues, Earnings and Assets by Business Segment and Geographical
Area

The Company provides financing and insurance products and services through the following major operating subsidiaries: Chrysler Credit Corporation - automotive retail, wholesale and fleet financing; Chrysler Capital Corporation
- - servicing commercial loans and leases and originating tax advantaged leveraged leases; Chrysler First Inc. - secured small business financing; Chrysler Insurance Company - property, casualty and other insurance; Chrysler Realty Corporation - automotive dealership facility development and management.

Revenues, earnings and assets of finance and insurance operations are as follows:

                                                       Year Ended December 31,
                                                     1994       1993       1992
                                                      (in millions of dollars)
Interest income and other revenues:
  Finance operations                               $ 1,820    $ 1,878    $ 2,412
  Insurance operations                                 164        161        163
Consolidated interest income and
 other revenues                                    $ 1,984    $ 2,039    $ 2,575

Earnings before income taxes and cumulative
 effect of changes in accounting
 principles:
  Operating earnings:
    Finance operations                             $   302    $   257    $   310
    Insurance operations                                20         18         14
                                                       322        275        324
  Amortization of costs in excess of
   book value of companies acquired                     (7)        (8)       (29)
Consolidated earnings before income taxes and
 cumulative effect of changes in accounting
 principles                                        $   315    $   267    $   295

                                                              December 31,
                                                     1994       1993       1992
                                                      (in millions of dollars)
Assets:
  Finance operations                               $16,274    $13,870    $17,201
  Insurance operations                                 374        381        384
Consolidated assets                                $16,648    $14,251    $17,585

Revenues, earnings and assets by geographical area are as follows:

                                               Year Ended December 31,
                                             1994       1993       1992
                                            (in millions of dollars)
Interest income and other revenues:
  United States                             $1,778     $1,854     $2,346
  Canada                                        87         84        137
  Mexico                                       119        101         92
Consolidated interest income
 and other revenues                         $1,984     $2,039     $2,575

Note 13 - Revenues, Earnings and Assets by Business Segment and Geographical Area - continued

                                                                       Year Ended December 31,
                                                               1994              1993          1992
                                                                      (in millions of dollars)
Earnings before income taxes and cumulative
 effect of changes in accounting principles:
  United States                                              $   278           $   236       $   251
  Canada                                                          26                13            29
  Mexico                                                          11                18            15
Consolidated earnings before income taxes and
 cumulative effect of changes in accounting
 principles                                                  $   315           $   267       $   295

                                                                               December 31,
                                                               1994              1993          1992
                                                                         (in millions of dollars)
Assets:
  United States                                              $15,507           $13,259       $16,477
  Canada                                                         708               515           670
  Mexico                                                         433               477           438
Consolidated assets                                          $16,648           $14,251       $17,585


Note 14 - Selected Quarterly Financial Data - Unaudited

Selected quarterly financial data for the years ended December 31, 1994 and 1993 are as follows:

                                                             Year Ended December 31, 1994
                                                -----------------------------------------------------
                                                 First         Second           Third         Fourth
                                                Quarter        Quarter         Quarter        Quarter
                                                -------        -------         -------        -------
                                                               (in millions of dollars)
Total interest income                            $331           $324            $329           $373
Interest expense                                 $185           $193            $178           $198
Interest margin and other revenues               $299           $279            $315           $337
Provision for credit losses                      $ 47           $ 40            $ 71           $ 45
Provision for income taxes                       $ 28           $ 25            $ 32           $ 35
Net earnings                                     $ 47           $ 44            $ 50           $ 54

Note 14 - Selected Quarterly Financial Data - Unaudited

                                                               Year Ended December 31, 1993
                                                -----------------------------------------------------
                                                 First         Second           Third         Fourth
                                                Quarter        Quarter         Quarter        Quarter
                                                -------        -------         -------        -------
                                                               (in millions of dollars)
Total interest income                            $368           $354            $354           $342
Interest expense                                 $219           $208            $186           $178
Interest margin and other revenues               $292           $324            $321           $311
Provision for credit losses                      $ 46           $ 66            $ 57           $ 47
Provision for income taxes                       $ 13           $ 18            $ 42*          $ 35
Earnings before cumulative effect
 of change in accounting principle               $ 37           $ 44            $ 22           $ 56
Cumulative effect of change in
 accounting principles                           $(30)          $ --            $ --           $ --
Net earnings                                     $  7           $ 44            $ 22           $ 56

* Includes $25 million for increase in statutory tax rate

[Letterhead of Deloitte & Touche LLP]

 Deloitte &
 Touche LLP
____________                      _________________________________________
                                  Suite 900        Telephone (313) 396-3000
                                  600 Renaissance Center
                                  Detroit, Michigan  48243-1704

INDEPENDENT AUDITORS' REPORT

Shareholder and Board of Directors
Chrysler Financial Corporation
Southfield, Michigan

We have audited the accompanying consolidated balance sheet of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and consolidated subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of net earnings and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Chrysler Financial Corporation and consolidated subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company adopted new Statements of Financial Accounting Standards and, accordingly, changed its method of accounting for certain investments in debt and equity securities in 1994, its method of accounting for postretirement benefits other than pensions and postemployment benefits in 1993, and its method of accounting for income taxes in 1992.


/s/ DELOITTE & TOUCHE LLP


January 16, 1995


_______________
Deloitte Touche
Tohmatsu
International
_______________